News Release

Trustmark Announces Election of Independent Chairman of the Board

Jackson, Miss. – May 10, 2011 – Trustmark Corporation (“Trustmark”) (NASDAQ:  TRMK), and its subsidiary, Trustmark National Bank (the “Bank”), announced today that Daniel A. (Dan) Grafton has been elected Chairman of the Board of Directors of Trustmark and the Bank, effective today.

Mr. Grafton has been a member of Trustmark’s Board of Directors since 2007 and of the Bank’s Board of Directors since 2006.  He retired, in 2007, as President of L-3 Communications Vertex Aerospace, a leading aviation and aerospace services provider.  During his career, Mr. Grafton also served as president and chief executive officer, as well as chief operating officer, for Raytheon Aerospace, a division of Raytheon Company, a publicly-traded company.  An independent Director, Mr. Grafton has served as Lead Director and Chair of Trustmark’s Executive Committee since 2010, as Chair of the Human Resources Committee since 2007, and as a member of those committees, as well as the Nominating and Strategic Planning Committees, since 2007.

“We are fortunate to have Dan serve in this leadership position on our board,” commented Jerry Host, President and Chief Executive Officer.  “He is well-known and respected in the community and has a firm commitment to upholding the interests of Trustmark and our shareholders.  Dan will undoubtedly do an exemplary job of guiding our board as we continue to grow our franchise.”

Mr. Grafton succeeds Richard G. Hickson, who retired from Trustmark’s and the Bank’s boards of directors today after serving as Chairman of the Boards since 2002.  Mr. Hickson retired on December 31, 2010 as Chief Executive Officer of Trustmark, a position he held since joining Trustmark in 1997.

“During his fourteen years with Trustmark, Mr. Hickson’s strategic vision and leadership guided Trustmark from a $5.4 billion community bank to a $9.6 billion regional leader through expanding the company’s footprint into three new states and introducing new business lines, such as our insurance business,” said Host.  “Mr. Hickson’s contributions have been instrumental in Trustmark’s continued success and recognition in the industry as a premier financial services company.”

About Trustmark

Trustmark is a financial services company providing banking and financial solutions through over 150 offices in Florida, Mississippi, Tennessee and Texas.

Trustmark Contacts:

Media:
Melanie A. Morgan
Assistant Corporate Secretary and
Senior Vice President
601-208-2979

Investors:
Louis E. Greer
Treasurer and
Principal Financial Officer
601-208-2310

F. Joseph Rein, Jr.
Senior Vice President
601-208-6898